Exhibit 10.49

Amendment Number One

to the

Trust Under the Health Net, Inc. Deferred Compensation Plan

This amendment is made and entered into on the date set forth below by and between Health Net, Inc., a Delaware corporation (formerly, Foundation Health Systems, Inc.), and Union Bank of California (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Health Net, Inc. (together with its designated affiliates, the “Employer”) maintains the Health Net, Inc. Deferred Compensation Plan (the “Plan”) pursuant to which the Employer has incurred unfunded deferred compensation liabilities with respect to participants in the Plan;

WHEREAS, the Employer is the grantor of a trust (“Trust”) established by the Employer pursuant to an agreement (the “Trust Agreement”) dated as of September 1, 1998 by and between Foundation Health Systems, Inc. (now known as Health Net, Inc.) and Union Bank of California, N.A. to provide a source of funds for the Employer to satisfy its liabilities under the Plan and other plans listed in Exhibit A to the Trust Agreement; and

WHEREAS, the Employer desires to amend the Trust Agreement to conform to certain changes to the Plan and to make certain other changes.

NOW, THEREFORE, the Trust Agreement is amended as follows:

1. Section 1.11 of the Trust Agreement is amended in its entirety to read as follows:

1.11 Funding Upon a Change in Control. After the occurrence of a Change of Control (defined below), at the time determined by the Board of Directors (the “Board”) of Health Net, Inc. (“HNI”)) in its sole discretion, the Employer shall deposit cash or other property in trust with the Trustee in an amount so that the assets held by the Trustee pursuant to this Trust Agreement shall be sufficient to satisfy the Employer’s liabilities to participants in the Plans listed in Exhibit A hereto. The Employer shall promptly notify the Trustee of the occurrence of a Change of Control.

For purposes of this Trust Agreement, a Change in Control shall mean any of the following events:

(a) Approved Transaction. An action of the Board (or if approval of the Board is not required as a matter of law, the stockholders of HNI) approving: (a) any consolidation or merger of HNI in which HNI is not to be the continuing or surviving corporation or pursuant to which shares of Common Stock are to be converted into cash, securities or other property, other than a merger of HNI in which the holders of Common Stock, immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of HNI, or (c) the adoption of any plan or proposal for the liquidation or dissolution of HNI;

(b) Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Employer or any employee benefit plan sponsored by an Employer) of any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of HNI representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of HNI ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire HNI’s securities);

(c) Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by HNI’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(d) Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in Board composition that the Board determines to be a Change in Control for purposes of the Plan.

2. Section 2.2 is amended to add the following sentence at the end thereof:

After the occurrence of a Change of Control, the Employer shall neither change the Plan’s funding policy nor significantly change the Plan’s investments without the written consent of a majority of Participants.

3. Section 2.3 of the Trust Agreement is amended in its entirety to read as follows:

2.3 Disposition of Trust Assets. During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested. Notwithstanding the previous sentence, if at any time the assets of the Trust exceed 125% of the liabilities of the Plans listed on Exhibit A (as such exhibit may be amended from time to time), the Employer may direct the Trustee to disburse from the Trust and pay over to the Employer assets of the Trust in excess of 125% of the liabilities of such Plans. The Trustee may conclusively rely upon the Employer’s certification that an actuary or other third party has determined that the Trust assets exceed 125% of the liabilities of the Plans and the actuary’s or third party’s written statement setting forth the amount of such excess assets.

4. Section 3.2 is amended to replace “Health Net, Inc.” for “Foundation Health Systems, Inc.” wherever such name appears in such section.

5. The second sentence of subsection (d) of Section 4.2 is amended to read as follows:

Except as provided in Sections 2.3 and 4.2(c), at no time prior to the Employer’s Insolvency, as defined in Article XI, or the satisfaction of all liabilities of the Employer under the Plans listed on Exhibit A (as such exhibit may be amended from time to time) in respect of all Participants having Accounts hereunder shall any part of the Trust revert to the Employer.

6. Section 4.7 is amended by adding the following subsection (c) at the end thereof:

(c) Trustee’s Rights and Duties Upon a Change in Control. The Trustee shall have no independent duty to determine that a Change in Control has occurred, and the Trustee shall not be required to take any action or refrain from taking any action hereunder which is based on a Change in Control having occurred prior to the time the Trustee (i) receives written notice from the Employer or a Participant that a Change in Control has occurred and (ii) has had a reasonable opportunity to determine whether a

Change in Control, in fact, has occurred. At the Trustee’s request, the Employer shall furnish such evidence as may be necessary to enable the Trustee to determine whether a Change in Control has occurred. In taking or refraining from any action under this Trust Agreement, the Trustee may rely on its determination, including an opinion of counsel (who may be counsel to the Employer or the Trustee), that a Change in Control has occurred. The Trustee’s determination as to whether a Change in Control has occurred shall be binding and conclusive on all persons with respect to this Trust Agreement.

7. Section 5.1(a) is amended to replace the phrase “except as otherwise provided in Section 4.2(d) and subsection (b) hereunder” with the phrase “except as otherwise provided in Sections 2.3, 4.2(c), 4.2(d) and subsection (b) of this section”.

8. The second sentence of Section 6.1 is amended to read as follows:

Prior to a Change in Control, the Employer may remove the Trustee upon a thirty (30) day advance written notice to the Trustee (which notice may be waived by the Trustee), except that the removal shall be null and void if a Change in Control occurs within 30 days of the Trustee’s receipt of such notice.

9. Section 9.3 is amended in its entirety to read as follows:

9.3 Payments to the Employer Prior to Termination. No part of the Trust shall revert to the Employer at any time prior to the earliest of (i) the Employer’s Insolvency, as defined in Article XI, (ii) the satisfaction of all liabilities under the Plans listed on Exhibit A (as such exhibit may be amended from time to time), as described in Section 9.1, and (iii) the Employer’s request pursuant to Section 2.3 for a distribution of Trust assets to the extent such assets exceed the liabilities of the Plans listed on Exhibit A.

IN WITNESS WHEREOF, Health Net, Inc. has caused this amendment to be exercised by its duly authorized officer this first day of January, 2001.

UNION BANK OF CALIFORNIA, N.A.		HEALTH NET, INC.
Trustee

By:	/s/ Angela Hamilton	By:	/s/ Karin D. Mayhew
Karin D. Mayhew
SVP, Organization Effectiveness
By:	/s/ John Fulton